ORDINARY SHAREHOLDERS’ MEETING

As indicated by the Board of Directors, Banco Santander Chile’s annual Ordinary Shareholders’ Meeting will be held on April 26, 2011 at 5:00pm at the Bank’s headquarters on Bandera 140 12th Floor. The following matters will be discussed and voted on:

1. Approval of the Annual Report, Balance Sheet and Consolidated Financial Statements of the Bank and its subsidiaries, the Independent Report of the External Auditors, and the Notes corresponding to the financial year ending December 31st of 2010.

2. Approve the payment of a dividend of Ch$1.519231 per share or 60% of 2010 net income attributable to shareholders as a dividend, which will be paid in Chile beginning on April 27, 2011. The remaining 40% of 2010 net income attributable to shareholders will be retained as reserves.

3. Approval of External Auditors

4. Approval of Rating Agencies

5. Election of the Board of Directors

6. Approval of the Board of Directors’ remuneration

7. Approval of the Audit Committee’s 2011 budget and remuneration for its members

8. Account of all operations with related parties as defined by Article 89 and Title XVI of Law 18,046

9. Discuss any matter of interest that should be discussed in an Ordinary Shareholders’ Meeting as defined by law and by the Bank’s Bylaws

The Bank’s Balance Sheet was published in the Estrategia newspaper on February 24, 2011 and in more detailed manner, including notes and the auditors’ report, on our website: www.santander.cl.

As stated in articles 59 and 75 of Law 18,046, the Bank’s Balance Sheet, Annual report and the dividend proposal of 2010 net income are available to shareholders at our website: www.santander.cl and directly at our Shareholder Department located at Estado 152, Floor 8, Santiago, Chile.

PARTICIPATION IN THE MEETING

All local shareholders included in the Shareholders’ Registrar on April 18, 2011 have the right to participate in this meeting. All local shareholders included in the Shareholders’ Registrar on April 19, 2011 will have the right to receive the dividend.

RECEPTION OF PROXIES

The reception of proxies for this Meeting will be held at the same day and place of the Meeting from 4:00pm to 5.00pm.

THE PRESIDENT OF THE BOARD OF DIRECTORS